Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated September 30, 2015, relating to the financial statements of Liaoning Fuda Mining Co. Ltd. and Marvel Investment Corporation Limited as of December 31, 2014 and 2013 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

December 18, 2015